Exhibit 10.3

[DATE]

[NAME]

[ADDRESS]

[CITY], [STATE] [ZIP CODE]

RE:	Restricted Stock Award Pursuant to the 2016 Long-Term Performance Incentive Plan

Dear [NAME]:

I am pleased to confirm that the Compensation/Management Development Committee (the “Committee”) of the Board of Directors of Quaker Chemical Corporation (the “Company”) has approved the award (the “Award”) to you of             shares of $1.00 par value Common Stock of the Company as a Restricted Stock Award under the Quaker Chemical Corporation 2016 Long-Term Performance Incentive Plan (the “Plan”). Subject to your acceptance of the terms and conditions of this Award set forth in this letter agreement (the “Agreement”), this Award is effective as of [DATE] (the “Effective Date”). Except as provided herein and in the Plan, shares of Restricted Stock subject to this Award will vest in a single installment on [DATE] (the “Vesting Date”) (the period from the Effective Date to the Vesting Date, the “Restriction Period”).

The terms and conditions of this Award are governed by this Agreement and the Plan (a copy of which is attached hereto). Unless otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

1.	As soon as practicable after the Effective Date of this Award, the Company will transfer into a book entry account, opened in your name with our transfer agent, the number of shares of Common Stock designated in this Award.

2.	Shares of Restricted Stock transferred under paragraph 1 are subject to certain restrictions for so long as such shares remain unvested and subject to a risk of forfeiture. Shares of Restricted Stock that have not fully vested under the vesting provisions described herein, notwithstanding your right to vote such stock and receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered. You may, however, grant to another person a revocable proxy to vote unvested shares of Restricted Stock at a Company stockholders’ meeting.

3.	You (or your beneficiary) will have full voting rights with respect to shares of Restricted Stock granted to you in this Award.

4.	You will be entitled to receive cash dividends on shares of Restricted Stock payable to shareholders of record after the Effective Date (unless and until such Restricted Stock is forfeited). Cash dividends paid on unvested shares of Restricted Stock will be treated as ordinary compensation and are subject to withholding. Any stock dividends (or other non-cash dividends) on shares of Restricted Stock will be subject to the same restrictions as the Restricted Stock.

5.	Under the Plan, unvested shares of Restricted Stock will be forfeited immediately after your Termination of Service with the Company and its subsidiaries, unless such termination is due to your death or your Total Disability or on or after you attain age 60, in which case the restrictions will lapse on the date of termination on a pro rata basis (based on the number of full months of active service with the Company or a subsidiary during the Restriction Period over the total number of full months in the Restriction Period). Restrictions will also lapse prior to the vesting date set forth above upon a Change in Control which occurs before your Termination of Service.

6.	Subject to satisfaction of any tax withholding obligation as described below, shares of Restricted Stock that are no longer subject to forfeiture will be delivered to you or your beneficiary as soon as practicable after the date on which they irrevocably vest. Upon the vesting of shares of Restricted Stock, the prohibition against the sale or transfer of such shares will be lifted and such shares may be treated as any other shares of Common Stock of the Company owned by you, subject to the Company’s stock ownership guidelines and any restrictions on transfer that may be applicable under Federal securities laws or the Company’s insider trading policy. Delivery of such shares of Restricted Stock to you or your beneficiary upon vesting will be subject to withholding by the Company of amounts sufficient to cover the applicable withholding obligations. In the event that any required tax withholding upon the settlement of such Awards exceeds your other compensation due from the Company, you agree to remit to the Company, as a condition to the settlement of such Awards, such additional amounts in cash as are necessary to satisfy such required withholding. Any and all withholding obligations may be settled with shares of Common Stock.

7.	Nothing in the Plan or this Agreement will be construed as creating any right in the Participant to continued employment, or as altering or amending the existing terms and conditions of the Participant’s employment.

8.	To the extent not preempted by Federal law, this Agreement shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws principles.

9.	This Agreement contains all the understandings between the parties hereto pertaining to the matter referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. You represent that, in executing this Agreement, you have not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

Very truly yours,

QUAKER CHEMICAL CORPORATION

ACCEPTED:
[NAME]